Exhibit 10.8

[Lloyds TSB letterhead]

29th June, 2004

The Directors

Cambridge Display Technology Limited

Greenwich House

Madingley Rise

Cambridge

Cambridgeshire

CB3 0TX

Dear Sirs,

US$15,000,000 REVOLVING LOAN FACILITY

We, Lloyds TSE Bank plc (the “Bank”) are pleased to offer to Cambridge Display Technology Limited (company registered number 2672530 and herein referred to as the “Borrower”) a loan facility of up to US$15,000,000 (fifteen million US dollars) (the “Facility”) upon and subject to the terms and conditions of this letter.

1.	Definitions

“Acceptance Date” means the date of the signed acceptance of this letter by the Borrower.

“Accrued Interest” means at any particular time the total of all interest payable by the Borrower to the Bank on the last day of each Interest Period then current.

“Associated Costs Rate” means an amount which the Bank shall determine from time to time to be necessary to compensate the Bank for the cost or loss to it of complying with any liquidity, monetary control, or prudential requirements or of any other charge existing from time to time of the Bank of England, the Financial Services Authority or any other regulatory authority to the extent that these relate to the amount of the drawing or the liabilities incurred to fund the drawing.

“Banking Facilities Letter” means the letter dated on or about the date of this letter addressed by the Bank to the Borrower regarding the offer of foreign exchange and other banking facilities.

“Business Day” means a day other than a Saturday or a Sunday on which banks and foreign exchange markets are open for general business in London and New York.

“Commitment Termination Date” means the date which is 1 month prior to the Expiry Date.

“Default Interest” means interest calculated in accordance with the terms of Clause 7.3 of this letter and for the purposes of the requirements of Clause 2.1 of this letter shall be deemed to be an amount of US$500,000.

“Dollars” and “US$” means the lawful currency of the United States of America and, in relation to all payments and transfers of funds to be made hereunder in Dollars, such funds as are customary on the date payment is made for settlement of international banking transactions through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be specified by the Bank to the Borrower in writing).

“Event of Default” means an event described in Clause 7.1 hereof or any circumstance which with the giving of notice and/or the passing of time could become such an event.

“Expiry Date” means (a) the earlier of (i) the date which is 60 days before the date of expiry, prior to any automatic extension thereof, of the standby letter of credit from Wells Fargo Bank, N.A. referred to in Clause 4.2 hereof, and (ii) 29th June 2005, or (b) such later date as may from time to time be agreed pursuant to Clause 2.5 hereof.

“Facility Limit” means US$15,000,000 subject to any cancellation or other reduction thereof within the terms of this letter.

“Financial Statement” means at any particular time the then latest audited balance sheet and profit and loss account (each prepared on the same basis, containing a similar level of detail and in accordance with the same accounting principles as, and for an accounting reference period consistent with, the latest such balance sheet and profit and loss account received by the Bank prior to the date of this letter) of the Borrower together with the notes to both.

“Interest Period” means the period for which a drawing hereunder is made, being 1 or 3 months, as specified by the Borrower pursuant to the terms of this letter.

“IP Accounts” means the accounts of the Borrower with the Bank, each an “IP Account” as defined in the Letter of Understanding.

“IP Collateral” means the IP Collateral of the Borrower as defined in the Letter of Understanding.

“Letter of Understanding” means a Letter of Understanding dated on or about the date of this letter, in form and substance acceptable to the Bank, addressed to the Bank from IPIFS Guarantee Corp.

“Notification Date” means in respect of a drawing hereunder, the date falling 5 Business Days prior to the date on which such drawing is required.

“Offered Rate” means the rate offered to the Bank as determined by the Bank in the London interbank market at or about 11 a.m. on the relevant Notification Date for Dollar deposits in the amount of the drawing for the term of the relevant Interest Period.

“Proceeds of IP Collateral” means the Proceeds of IP Collateral as defined in the Letter of Understanding.

“Security Agreement” means the Security Agreement (as defined in the Letter of Understanding) between the Borrower and IPIFS Guarantee Corp. dated on or about the date of this letter.

“Specified Account” means an account nominated as a Specified Account in a written notice from the Borrower to the Bank. Such notice shall provide the Bank with all details necessary to enable the payment of moneys to the Specified Account and shall be otherwise in a form acceptable to the Bank.

“Sterling” and “£” means the lawful currency for the time being of the United Kingdom.

“Subsidiary Undertaking” shall have the meaning ascribed to it in Section 258 of the Companies Act 1985. During any period in which the Borrower does not have a Subsidiary Undertaking all references herein to “Subsidiary Undertakings” of the Borrower shall be ignored and the appropriate text read and construed accordingly.

“Total Outstandings” means at any particular time the aggregate of all drawings outstanding at such time. Words denoting the singular number only shall include the plural and vice-versa.

2.	Amount & Availability

2.1 Subject to the terms hereof the Facility shall remain available until and the Borrower may make drawings from time to time hereunder on any Business Day prior to the Commitment Termination Date provided that:

(a) at the time of drawing the currency of the drawing is, in the Bank’s opinion, readily available to the Bank in the amount of the drawing and that the Bank is able to determine the applicable rate of interest pursuant to the terms of this letter; and

(b) the Bank shall have received a notice of drawing from the Borrower by 10 a.m. on the Notification Date therefor.

The amount of each drawing shall be at least US$250,000 and a multiple of US$50,000. No drawing may be effected on any particular day if the amount thereof together with the amount of interest payable on the last day of the Interest Period selected in respect thereof would otherwise cause the aggregate of the Accrued Interest, the Default Interest and the Total Outstandings on that day to exceed the Facility Limit.

2.2 Each notice of drawing to be given pursuant to Clause 2.1 hereof shall specify the amount of the drawing, the account to which the proceeds of the drawing are to be paid and the term of the Interest Period required. Such notice may be given by facsimile if the proceeds of the drawing are to be credited to a Specified Account. All other notices of drawing must be given by written notice.

The proceeds o£ each drawing shall be utilised by the Borrower for working capital purposes.

2.3 Each drawing shall bear interest at the aggregate of 0.75% per annum, the Offered Rate and the Associated Costs Rate. The Borrower shall pay interest on each drawing in arrears on the last day of its Interest Period.

2.4 Each drawing shall be repaid on the last day of its Interest Period.

All moneys outstanding hereunder on the Commitment Termination Date shall be repaid by the Borrower on or before the Expiry Date. No Interest Period shall continue after the Expiry Date.

2.5 The Borrower may, by giving to the Bank not less than 1 month’s written notice expiring on or before the Expiry Date, apply to defer the Expiry Date for a period of 1 year or such other period acceptable to the Bank. If the Bank agrees in writing to such deferment the Expiry Date shall be so deferred. The Borrower may make an application prior to each Expiry Date as so deferred provided that in no event will the Expiry Date be extended beyond the date which is 3 years after the date of this letter and at no time may the Expiry Date be deferred to a date which is later than the date which is 60 days prior to the then current expiry date of the Security.

If the Bank agrees to any such deferment, the Borrower shall within 7 days of the date of the Bank’s agreement thereto pay to the Bank an extension fee equal to 0.125%

per annum of the Facility Limit at the date of such agreement for the period of the deferment.

For the avoidance of doubt any agreement by the Bank to defer the Expiry Date in accordance with the terms of this Clause 2.5 shall not require the prior consent of IPIFS Guarantee Corp.

3.	Additional Costs

3.1 If the application of or introduction of or any change in any applicable law, regulation, requirement, directive or request or any change in the interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or by any self-regulating organisation or court of competent jurisdiction (in any case whether or not having the force of law) shall subject the Bank or any holding company of the Bank to any tax, duty or other charge wish respect hereto or change the basis of taxation on any amounts payable to the Bank hereunder (except in respect of tax on the overall net income of the Bank or any such holding company) or impose, modify or deem applicable requirements in respect of any liquid asset, special or other deposit or prudential or cash ratio or other requirements against, or the allocation by the Bank or any holding company of the Bank of capital in support of, any assets or liabilities or contingent liabilities of, deposits with or for the account of, or advances or commitments made by the Bank, and this shall increase the cost (to the Bank or any such holding company) of the Bank maintaining the Facility or shall reduce the amount of principal or interest receivable by the Bank or shall otherwise reduce the return to the Bank hereunder by an amount which the Bank deems material, the Borrower shall pay to the Bank upon demand such additional amounts as are necessary to compensate for such increased cost or reduction.

3.2 All legal and other costs and expenses including any stamp and other duties and registration fees on a full indemnity basis and value added tax thereon incurred by the Bank in assessing the Facility, in the preparation of this letter and of any amendment, waiver or consent letter at any time entered into, in the preparation, valuation, taking and release of any guarantee or security given in connection with this letter and in connection with the enforcement, administration and preservation of its rights under the Facility shall be payable by the Borrower on demand.

3.3 On the Acceptance Date the Borrower shall pay to the Bank an arrangement fee of US$75,000.

4.	Conditions Precedent & Security

4.1 The obligations of the Bank hereunder shall not come into effect unless and until it has received in form and substance satisfactory to it:

(a) a copy of this letter duly signed on behalf of the Borrower;

(b) a certified copy of the board resolution of the Borrower authorising acceptance of this letter and nominating the person(s) authorised to sign this letter on its behalf, and the person(s) authorised to give and confirm notices of drawing and other communications required hereunder, together with their duly authenticated specimen signatures;

(c) the Letter of Understanding, in form and substance acceptable to the Bank, addressed to the Bank from IPIFS Guarantee Corp.; and

(d) the security described in Clause 4.2 hereof together with such evidence as the Bank shall require to confirm that such security is in full force and effect.

4.2 All amounts owing to the Bank under or pursuant to the Facility shall at all times be secured by a standby letter of credit, in form and substance acceptable to the Bank, from Wells Fargo Bank, N.A. for an amount which is not less than US$15,000,000 (the “Security”).

5.	Representations & Warranties

5.1 The Borrower hereby represents and warrants to the Bank that:

(a) all action necessary to authorise its execution of this letter and the security documents required pursuant to the terms of this letter to which it is a party and its performance of its respective obligations hereunder and thereunder has been duly taken and neither such execution nor such performance will cause any limit or restriction on its borrowing or other powers, or on the right or ability of its directors (or any of them) to exercise such powers, to be exceeded or breached or will constitute or result in any breach of any agreement, law, requirement or regulation;

(b) no material litigation, administrative or judicial proceedings are presently pending or threatened against it or any of its Subsidiary Undertakings;

(c) there has been no material adverse change in the financial condition of it or any of its Subsidiary Undertakings since the date of the Financial Statement received by the Bank prior to the date of this letter; and

(d) no Event of Default has occurred and is continuing.

5.2 The Borrower shall be deemed to repeat the representations and warranties set out in Clause 5.1 hereof on each day on which any amount remains owing to the Bank hereunder or for as long as the Bank is under any obligation to make the Facility available in each case as if made at each such time with reference to the facts and circumstances then existing.

5.3 The Borrower hereby certifies to the Bank for the purposes of the Letter of Understanding and this letter that the only deposits to be made to the IP Accounts shall be deposits which are licensing revenues or other Proceeds of IP Collateral.

6.	Undertakings of the Borrower

From the Acceptance Date and for as long as the Bank is under any obligation to make the Facility available or for as long as any moneys or liabilities are owing or incurred to the Bank hereunder the Borrower:

6.1 shall not, and shall procure that none of its Subsidiary Undertakings shall, without the prior written consent of the Bank:

(a) factor or otherwise assign or deal with any book or other debts or securities for money now and from time to time due or owing to it or such a Subsidiary Undertaking otherwise than by getting in and realising the same in the ordinary course of business as now conducted;

(b) materially change the nature of its respective business as now conducted;

(c) create or permit to subsist or arise any mortgage, charge, pledge or lien on any other security interest or encumbrance (other than (i) the Security Agreement, and (ii) a lien arising solely by operation of law in the ordinary course of business) over any of its or such Subsidiary Undertaking’s present or future undertaking, property, revenue or assets (except as provided herein);

(d) enter into or permit to subsist any transaction which, in legal terms, is not secured indebtedness but which in the Bank’s opinion has an economic or a financial or commercial effect similar to that of secured indebtedness; or

(e) part with, sell, transfer, lease or otherwise dispose of (or attempt or agree to do any such thing) the whole or any material part of its or such Subsidiary Undertaking’s undertaking, property, revenue or assets (either by a single transaction or a number of transactions whether related or not) other than for full value on an arm’s length basis (save that no such parting with, sale, transfer, lease or other disposal may be made or entered into if it would breach the terms of any security document given to the Bank); and

6.2 shall supply to Lloyds TSB Corporate, Cambridge:

(a) as soon as practicable (and in any event within 180 days after the close of each of its financial years) copies of the Financial Statement and the accounts of such of its Subsidiary Undertakings as the Bank may from time to time require for that financial year; and

(b) promptly on request, such other information regarding the financial condition or the business of the Borrower or any of its Subsidiary Undertakings as the Bank may reasonably require; and

6.3 shall ensure that it and each of its Subsidiary Undertakings maintains with reputable underwriters or insurance companies adequate insurance on and over its respective business and assets, such insurance to be against such risks and to the extent usual for persons carrying on a business such as that carried on by the Borrower or, as the case may be by the relevant Subsidiary Undertaking and from time to time upon the request of the Bank, shall furnish the Bank with evidence of compliance with this obligation; and

6.4 shall immediately upon becoming aware of the same give the Bank written notice of the occurrence of any Event of Default.

7.	Events of Default

7.1 In the event that:

(a) the Borrower fails to pay any sum due hereunder on its due date and such amount remains unpaid for a period of 30 days or more;

(b) the Borrower defaults in the due performance or observance of any obligation accepted or undertaking given by it to the Bank or any representation warranty or statement made or deemed made by the Borrower herein or pursuant hereto proves to be incorrect or misleading;

(c) any other indebtedness of the Borrower (including without limitation any indebtedness under the Banking Facilities Letter, or any successor letter) becomes due or capable of being declared due prior to the stated due date for payment thereof or the Borrower defaults in the payment when due of any such indebtedness or defaults in paying on the due date any sum payable by it under any guarantee, indemnity or similar undertaking given by it or steps are taken to enforce any security for any liability of the Borrower present or future;

(d) an encumbrancer takes possession or a receiver, administrator or similar official is appointed of any of the assets or undertaking of the Borrower or an administration application is presented or made for the making of an administration order or a notice of intention to appoint an administrator under Schedule B1 to the Insolvency Act 1986 is issued by the Borrower or its directors or by the holder of a qualifying floating charge (as defined in such Schedule) or a notice of appointment of an administrator is filed by any person with the court or any judgment made against the Borrower is not paid out, stayed or discharged within 14 days;

(e) proceedings are commenced or a petition is presented (and is not dismissed within 14 days) or an order is made or an effective resolution is passed for the winding up of the Borrower or the Borrower is or becomes insolvent or stops or threatens to stop payment of its debts generally or is deemed unable to pay such debts (whether within the meaning of Section 123 of the Insolvency Act 1986 or otherwise) or the directors of the Borrower become obliged to convene a meeting pursuant to Section 142 of the Companies Act 1985 or an application is made in connection with a moratorium or a proposal to creditors for a voluntary arrangement is made by the Borrower or the Borrower takes any action (including entering negotiations) with a view to readjustment, rescheduling, forgiveness or deferral of any part of the Borrower’s indebtedness;

(f) any guarantee, other security (including without limitation the Security) or other document or arrangement relied upon by the Bank in connection with the Facility ceases to be continuing or ceases to remain in full force and effect or notice of discontinuance is received by the Bank or the Bank reasonably believes that the effectiveness of any such document or arrangement is in doubt or if any provision of such document or arrangement is not complied with for any reason whatsoever;

(g) the Borrower ceases or threatens to cease to carry on its business in the normal course or fails to maintain or breaches any franchise, licence or right necessary to conduct its business or breaches any legislation relating to its business, including without limitation any applicable environmental protection laws;

(h) unless with the prior written consent of the Bank, which consent shall not be unreasonably withheld, the persons who now have control of the Borrower cease to have control of the Borrower (“control” having the meaning ascribed to it in Section 840 of the Income and Corporation Taxes Act 1988) or voting control of the Borrower is acquired by any person, or company or group of connected persons (as defined in Section 839 of the Income and Corporation Taxes Act 1988) not having control of the Borrower at the date hereof;

(i) any of the above events occur in relation to any Subsidiary Undertaking of the Borrower or any guarantor of the Facility or any action is taken in any jurisdiction which is similar or analogous to any of the foregoing either in relation to the Borrower or any of the above mentioned parties; or

(j) the Borrower fails or has failed to disclose to the Bank any important information that is relevant to the Facility or to any security document or undertakes or is subject to any action or occurrence which in the opinion of the Bank causes the payment of any amount owing hereunder to be at risk, then the Bank shall have the right at any time or times thereafter to declare its commitments hereunder cancelled and/or all amounts then outstanding hereunder payable on demand, whereupon such commitments shall be so cancelled and/or such outstandings shall be so payable, and/or to declare the Facility immediately due and payable, whereupon the Borrower shall pay to the Bank the total principal amount outstanding hereunder together with accrued interest thereon and any other amounts payable hereunder.

7.2 The Bank shall have the right at the time of making such demand or at any time thereafter to convert all amounts then due and payable hereunder in Dollars into Sterling at the Bank’s spot selling rate for such currency against Sterling at that time.

7.3 If any amount is not paid when due hereunder (including under this clause) the Borrower shall pay to the Bank on demand interest on such sum (whether before or after judgment) at 3.75% per annum above the cost to the Bank as certified by the Bank of funding such sum on the London interbank market for such period or consecutive periods as the Bank in its sole discretion may select, running from the date of such default to the date of receipt of such sum in full by the Bank. Interest, if unpaid, shall be added to the sum in default on the last day of each such period or at 3 monthly intervals whichever is more frequent.

8.	Indemnities

8.1 The Borrower shall indemnify the Bank, without prejudice to any of the Bank’s other rights hereunder, against any loss or expense as certified by the Bank including legal expenses on a full indemnity basis and loss arising from the funding by the Bank of the Facility which the Bank may incur or sustain as a consequence of the occurrence of any Event of Default or any failure by the Borrower to pay any sum demanded by the Bank as a result thereof, the amendment or withdrawal of any notice or instruction given by the Borrower under or in connection with this letter, any repayment of any drawing or part thereof being made otherwise than on the last day of its Interest Period, or any amount payable to the Balk hereunder in one currency being converted into another currency, whether pursuant to any judgment or order or otherwise.

8.2 Costs or losses incurred by the Bank as a result of any such amendment, withdrawal or repayment as is referred to in Clause 8.1 hereof will include, but will not be limited to, any loss or expense sustained or incurred by the Bank in repaying or re-employing deposits acquired by the Bank at a fixed rate of interest in order to make or maintain the Facility or any part thereof and any loss or expense sustained or incurred by the Bank in respect of any agreement it has entered into to compensate for the potential cost to the Bank of on-lending at a fixed rate of interest deposits acquired by the Bank at a variable rate of interest in order to make or maintain the Facility or any part thereof, including any loss or expense sustained or incurred by the Bank in fulfilling or terminating any obligation it may have under any such agreement and in entering into and fulfilling any obligation it may have under any other agreement it may enter into to offset the cost of continuing such first agreement.

9.	Notices

9.1 All communications from the Borrower in respect of the Facility:

(a) shall be irrevocable and shall, unless otherwise specified in this letter, be sent to the Bank at Loans Administration Department, Bank House, Wine Street, Bristol BS1 2AN or to such other address as the Bank may notify in writing to the Borrower from time to time; and

(b) unless required by the terms of this letter to be a written notice (in which case the communication must be given by letter), may be given to the Bank over the telephone or by facsimile transmission. All such communications shall be confirmed by letter within 3 Business Days but, whether or not any such confirmation is received, any such communication received by the Bank purporting to be given by an authorised officer of the Borrower and believed by the Bank to be genuine shall have the same validity as a written notice duly signed by an authorised signatory.

9.2 Any notice or demand to be given by the Bank shall be given in writing and without prejudice to any other effective mode of service shall be deemed to have been sufficiently served if sent to the Borrower at the address given above or to its registered office for the time being.

10.	Payments

10.1 All payments. due from the Borrower hereunder shall be made without any set-off, deduction or withholding of any nature whatsoever.

10.2 Each sum due from the Borrower hereunder shall be paid in freely transferable and immediately available same day funds to such bank account in New York as the Bank shall from time to time require by such hour local time as may be necessary to ensure payment for value the due date save that, if such payment is due in Sterling it shall be debited to the current account of the Borrower with the Bank’s Sidney Street, Cambridge Branch.

11.	Miscellaneous

11.1 No delay or omission by the Bank in exercising any of its rights hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any such right prevent any other or further exercise thereof or the exercise of any other right.

11.2 Without prejudice to the Bank’s rights under any set off arrangements the Bank may at any time whether before or after any demand hereunder for payment without notice to the Borrower apply any moneys standing to the credit of the Borrower on any account other than the IP Accounts and whether subject to notice or not and whether denominated in Dollars or in any other currency in or towards satisfaction of any liabilities of the Borrower under this letter.

11.3 If the due date for any payment or the last day of any Interest Period would otherwise fall on a non-Business Day, the effective date shall be the next succeeding Business Day.

11.4 This letter shall be binding upon and shall inure only to the benefit of the Bank and the Borrower and their respective successors and assigns, provided that the Borrower shall not assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Bank. For the avoidance of doubt, the Bank and the Borrower do not intend that any of the terms of this letter should otherwise be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this letter.

11.5 Members of the Lloyds TSB group may transfer any information regarding the Borrower among themselves, to their auditors for the time being and to any potential assignee or transferee of the facility (or any part thereof). Information may not be transferred further or otherwise (including for marketing purposes) without the prior written consent of the Borrower unless such information is in public domain or unless the Bank is required by law so to do.

11.6 All calculations in respect of interest due to the Bank under the Facility shall be on the basis of the actual number of days elapsed and a 360 day year.

11.7 In this letter reference to (a) any statutory provision shall be deemed to mean and to include a reference to any modification or re-enactment thereof for the time being in force, (b) the London interbank offered rate shall mean and include any rate replacing that rate from time to time, and (c) the Bank of England or the Financial Services Authority shall include any successor to that institution or authority.

11.8 An amendment which extends, modifies or changes (i) the principal amount available under the facility, (ii) the time for payment or maturity (other than pursuant to Clause 2.5 hereof) of the Facility, or (iii) the interest margin, interest basis, costs or fees payable in respect of the Facility shall require the prior written consent of IPIFS Guarantee Corp.

11.9 This letter shall be governed by and construed in accordance with the laws of England and Wales.

12.	Period of Offer

12.1 The offer of the Facility is open for acceptance by returning the attached duplicate of this letter with the acknowledgement duly signed by authorised officers of the Borrower to be received by Lloyds TBS Corporate, Cambridge not later than one month hence failing which the offer will lapse.

Yours faithfully, For and on behalf of Lloyds TSB Bank plc

/s/ C. D. Martin
C.D. Martin Senior Manager

This letter creates legal obligations.

Before signing you may wish to take independent advice.

We hereby acknowledge and accept the terms of your offer dated 29th June 2004 of which this is a duplicate and agree all the terms and conditions therein contained. We also acknowledge that your offer contains all the terms currently applicable to the Facility and that no representation, warranty or undertaking has been made by you or on your behalf in connection with the Facility which is not expressly set out in your offer and, in deciding to accept your offer, you have no duty to give us advice and we have not relied on any advice given by you or on your behalf,

Signed for and on behalf of Cambridge Display Technology Limited

/s/ Stephen Chandler	(signature)	/s/ Jeremy Burroughes	(signature)
*Director		*Director

Stephen Chandler	(name)	Jeremy Burroughes	(name)

Pursuant to a Resolution of the Board dated 1 July 2004

Date 1 July 2004